Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of September 28, 2014, by and between Protalix Ltd., a company organized under the laws of the State of Israel (the “Company”) and Mr. Moshe Manor, Israel Identification No. 05-398913-3 (the “Employee” or "Moshe") (each of the Company and Employee shall be referred to herein, as a “Party” and collectively, the “Parties”).

WHEREAS, the Company is engaged, inter alia, in the research and development of proteins and expression thereof in plant cells cultures; and

WHEREAS, the Company desires to engage Moshe as an employee of the Company in the position of Company's Chief Executive Officer ("CEO") and the Employee desires to serve the Company as an employee in such position, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Employment.

1.1.	Commencing as of November 1, 2014 (the "Effective Date"), the Company shall engage Moshe as an employee in the position of CEO, reporting to the Board of Directors of the Company (the "Board").

1.2.	The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by a Chief Executive Officer of a company.

1.3.	The Employee shall be employed on a full-time basis. The Employee shall devote his full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of his duties and responsibilities under this Agreement.

Without derogating from the generality of the above, during the term of this Agreement the Employee shall not be engaged in any other employment nor engage in any other business activity or render any services, with or without compensation, for any other person or entity. Notwithstanding the foregoing, it is agreed that Employee shall be entitled to serve as member of the board of directors or advisory board of such three companies disclosed to the Company prior to the Effective Date.. Any additional occupations, of any kind, shall require the prior approval of the Chairman of the Board.

The Employee shall notify the Company immediately of any event or circumstance which may hinder the performance of his obligations hereunder or result in the Employee having a conflict of interest with his position with the Company.

1.4.	The Employee acknowledges that the Company's facilities are located in Carmiel. Employee further acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel at the Company’s needs.

1.5.	It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty and accordingly the Work Hours and Rest Law (1951) shall not apply to Employee’s employment by the Company and this Agreement. The Employee further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which he is adequately rewarded by the compensations provided for in this Agreement. The Parties confirm that this is a personal services contract and that the relationship between the Parties shall not be subject to any general or special collective bargaining agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

1.6.	In addition, subject to the approval of the shareholders of Protalix BioTherapeutics, Inc. ("Protalix Inc."), Employee shall be appointed and shall serve a member of the Board of both Protalix Inc. and the Company. No additional consideration shall be paid with respect to Employee's appointment as a Board member.

2.	Salary and Employee Benefits.

In full consideration of Employee’s employment with the Company, commencing as of the Effective Date (unless otherwise expressly provided in this Section 2), the Employee shall be entitled to the following payments and benefits, it being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the base Salary (without consideration to any other benefit):

2.1.	Salary. Effective as of the Effective Date, the Company shall pay the Employee a gross salary of NIS 100,000 per month (the “Salary”). The Salary will be adjusted from time to time in accordance with the Cost of Living Index (“Tosefet Yoker”) as may be required by law. The Salary shall be payable monthly in arrears, and shall be paid to the Employee in accordance with Company's policy.

2.2.	Bonus.

2.2.1 Employee shall be entitled to an annual bonus based on multiples of Employee's base monthly Salary, subject to the Board's approval and at the Board's discretion. Board's determination shall be made following the end of each calendar year during the term hereof and the bonus shall be payable, if applicable, with the next salary following the publication of the Company's annual financial report. The Board shall determine the bonus on the basis of annual objectives which shall include both measurable (60%) and strategic (40%) parameters, to be agreed in advance with the Employee on an annual basis. Employee shall be entitled to receive the bonus payment only if the Board shall determine, in its discretion, that the Employee achieved 80% or more of the objectives (the “Percentage Achievement”). The amount of the bonus shall be equal to a percentage of the annual salary equal to the Percentage Achievement, but not more than 120%. For example, if the Employee achieved 100% of the objectives, he shall be entitled to a bonus of 100% of the annual salary.

2.2.2. The Board shall be entitled to grant, at any time, and notwithstanding the foregoing, a discretionary bonus to the Employee, based on significant achievements.

2.3.	Options. Employee shall be entitled to options to purchase shares of common stock of Protalix Inc., as follows:

An option under Protalix Inc. 2006 Stock Incentive Plan, as amended (the "Plan") to purchase 900,000 shares of common stock, par value US$0.001 per share (the "Option"), pursuant to the terms of the Option Agreement attached hereto as Exhibit A, subject to the following terms and conditions:

(i) vesting over a period of four (4) years on a quarterly basis (56,250 shares of common stock per quarter), commencing on September 29, 2014 (the "Date of Grant");

(ii) vesting of the Option will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Plan;

(iii) the shares underlying the Option will have an exercise price equal to the closing sales price of Protalix Inc. common stock on the NYSE MKT for the day immediately preceding the Date of Grant; and

(iv) the Option shall be granted to Employee pursuant to Section 102 of the Tax Ordinance, capital gain route, and the rules, regulations, orders and procedures promulgated hereunder.

2.4.	Manager’s Insurance. The Company shall insure the Employee under a Manager’s Insurance Policy, including insurance in the event of illness or loss of capacity for work (the “Policy”), and shall pay a sum of up to an aggregate of 15.83% of the Salary towards the Policy, of which (i) 8.33% shall be on account of severance compensation, which shall be payable to the Employee upon severance, in accordance with the provisions of this Agreement; (ii) 5% of the Salary on account of pension fund payments; and (iii) up to 2.5% of the Salary on account of disability pension payments. The Company shall deduct 5% from the Salary to be paid on behalf of the Employee towards the Policy. The Employee may extend an existing policy or plan and incorporate it into the Policy, at his discretion.

The Company and the Employee agree and acknowledge that in the event the Company transfers ownership of the Policy or the right to receive such policy to the Employee, then such transfer shall be credited against any obligation that the Company may have to pay severance pay to the Employee pursuant to the Severance Pay Law - 1963 (the "Severance Pay Law"). Employee agrees that the payments by the Company to the Policy in accordance with the terms hereof, shall be instead of any statutory obligation of the Company to pay severance pay to the Employee, and not in addition thereto, all in accordance with Section 14 of the Severance Pay Law. The Parties hereby adopt the General Approval of the Minister of Labor and Welfare, on Employers’ Payments to Pension Funds and Insurance Policies Instead of Severance Pay According to Section 14 of the Severance Pay Law, attached hereto as Exhibit B.

The Company hereby waives its right to a refund of payments it made to the Policy, except: (i) in the event that Employee’s right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Severance Pay Law (in which case Company shall only be entitled to a refund of such funds to the extent that severance pay was denied); or (ii) in the event that the Employee withdrew monies from the Policy (other than by reason of an "Entitling Event", i.e. death, disability or retirement at or after the age of sixty (60)).

2.5.	Vocational Studies. The Company shall open and maintain a “Keren Hishtalmut” Fund for the benefit of the Employee (the “Fund”). The Company shall contribute to such Fund an amount equal to 7-1/2% of the Salary and the Employee shall contribute to the Fund an amount equal to 2-1/2% of the Salary. The Employee hereby instructs the Company to transfer to the Fund Employee’s contribution from the Salary.

2.6.	Vacation. The Employee shall be entitled to annual paid vacation of 24 working days. Subject to applicable law, up to two (2) years’ equivalent of vacation days may be accumulated and may, at the Employee’s option at the end of the employment period, be converted into cash payments in an amount equal to the proportionate part of the Salary for such days.

Employee shall coordinate in advance with the Chairman of the Board the dates of the vacation hereunder.

2.7.	Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law (1976).

2.8.	Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance according to applicable law.

2.9.	Company Car.

(a)	The Company shall provide the Employee with a Company car (the “Company Car”), at Employee's discretion, which car shall reflect a monthly payment in the amount of up to NIS8,750. The Employee shall have the right, at his discretion, to request that in lieu of providing the Company Car, the Company shall pay an amount equivalent to the grossed up monthly payment. In such event, the provisions of Section 2.9(b) below shall not apply, however the Company will bear all gasoline expenses and "Kvish6" fees. The Company Car shall be placed with the Employee for his business and personal use. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Company Car are strictly, lawfully and carefully observed.

(b)	Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding expenses incurred in connection with any violations of law, which shall be paid solely by Employee. The Company shall gross up any and all taxes applicable to the Employee in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

(c)	Upon the termination of employment hereunder, the Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company and any documents relating to the Company Car) to the Company’s principal office. Employee shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.

2.10.	Telephone. The Company shall furnish, for the use of the Employee, a cellular telephone (the "Company Phone"), and shall bear all the costs and expenses associated with the use of the Company Phone. The Company will bear the tax applicable to the use of the Company Phone by the Employee, according to applicable law. All such costs, expenses and tax payments borne and payable by the Company pursuant to this Section 2.10 are in addition to the Salary. Upon the termination of employment hereunder, the Employee shall be entitled to keep his phone number. The provisions of Section 2.9(c) above shall apply to the Company Phone, mutatis mutandis.

2.11. Certain Reimbursements. The Employee shall be entitled to full reimbursement from the Company for reasonable expenses incurred during the performance of his duties hereunder upon submission of substantiating documents, according to the Company’s policy.

2.12.	Taxes. The Employee will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, except as stated otherwise in this Agreement, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Employee, any and all taxes, withholdings or other payments as required under any applicable law.

3.	Confidentiality

3.1.	The Employee hereby agrees that he shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment, whether or not developed by the Employee, it being agreed that for purposes of this Section 3.1, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by Employee or that was known to or developed by the Employee prior to being disclosed to the Employee by the Company. Upon termination of this Agreement, or at any other time upon request of the Company, the Employee shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Employee.

3.2.	Employee hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.

4.	Non-Competition and Non-Solicitation

4.1.	The Employee agrees and undertakes that he will not, for so long as (i) this Agreement is in effect, or (ii) he serves as a member of the Board, and for a period of one (1) year after the later of the above lapses for whatever reason (the "Non-Competition Period"), compete or to assist others to compete , whether directly or indirectly, with the business of the Company, as currently conducted and as conducted and/or proposed to be conducted during the Non-Competition Period.

4.2.	The Employee further agrees and undertakes that during his engagement with the Company, he will not directly or indirectly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company, any of its subsidiaries or affiliates, without the prior written consent of the Company’s Board.
4.3.	The Employee further agrees and undertakes that during his engagement with the Company, without the prior written consent of the Company’s Board, he will not offer to employ, in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of, employ, any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof.
4.4.	The Parties hereto agree that the duration and area for which the covenants set forth in this Section 4 are to be effective are necessary to protect the legitimate interests of the Company and its development efforts and accordingly are reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenants are to that extent unenforceable, the Parties hereto agree that such covenants shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render them unenforceable. In addition, the Employee acknowledges and agrees that a breach of Sections 3, 4 or 5 hereof, may cause irreparable harm to the Company, its subsidiaries, and/or affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Sections 3, 4 or 5. The Employee acknowledges that the compensation and benefits he receives hereunder are paid, inter alia, as consideration for his undertakings contained in Sections 3, 4 and 5.

5.	Creations and Inventions

5.1.	The Company shall be the sole and exclusive owner of any Inventions (as defined below), and Employee hereby assigns to the Company any and all of his rights, title and interest in such intellectual property free and clear of any third parties rights. The Employee shall inform the Company of any Invention relating to the Company’s technology, its applications components or any intellectual property relating thereto, and shall execute any necessary assignments, patent forms and the like and will assist in the drafting of any description or specification of the Invention as may be required for the Company’s records and in connection with any application for patents or other forms of legal protection that may be sought by the Company. The Employee shall treat all information relating to any Invention as Confidential Information according to Section 3 above.

5.2.	Without limiting the foregoing, “Inventions” shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, programs, know how, improvements, discoveries, designs, techniques, trade secrets, patents and patents applications, copyrights, mask work and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by Employee in connection with his employment by the Company, developed using equipment, supplies, facilities or Confidential Information of the Company, or related to the field of business of the Company, or to current or anticipated research and development of the Company.

5.3.	The Company’s rights under this Section 5 shall be worldwide, and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Employee has ceased his services hereunder.

6.	Term and Termination.

6.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as follows: (i) until the first anniversary as of the Effective Date, by either party by ninety (90) days prior written notice to the other Party; and (ii) as of the first anniversary, if by the Company, by one hundred and eighty (180) days prior written notice to the Employee, and if by the Employee, by ninety (90) days prior written notice to the Company. Each of such prior notice periods shall be referred to as the “Notice Period”, as applicable.

6.2.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Employee of this Agreement, provided such event is not cured within 30 days after receipt by the Employee of a written notice from the Company; (ii) any breach by Employee of his fiduciary duties or duties of care to the Company; (iii) Employee’s dishonesty or fraud or felonious conviction; (iv) Employee’s embezzlement of funds of the Company; (v) any conduct by Employee, alone or together with others, which is materially injurious to the Company, monetary or otherwise; (vi) Employee’s gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; (vii) Employee’s disregard or insubordination of any lawful resolution and/or instruction of the Board with respect to Employee’s duties and/or responsibilities towards the Company, provided such event is not cured within 30 days after receipt by the Employee of a written notice from the Company; (viii) the occurrence of an event or circumstance which result in the Employee having a conflict of interest with his position with the Company, without Employee having notified the Company thereof, as provided herein; (ix) any breach by Employee of his confidentiality undertakings to the Company; or (x) any consequences which would entitle the Company to terminate Employee's employment without severance payments under the Severance Pay Law.

6.3.	The Employee shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities, pursuant to Company's instructions. At the option of the Company, the Employee shall, during such period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law, provided that Employee shall be entitled to all payments and other benefits due to him hereunder. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Employee immediately, provided, that Employee shall be entitled to all payments and other benefits due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period.

6.4.	Upon termination of Employee’s employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Employee in connection with his employment as aforesaid. The Company may set-off any outstanding amounts due to it by Employee against any payment due by the Company to the Employee, subject to applicable law. Without limiting the generality of the foregoing, in the event that Employee fails to comply with his prior notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which Employee would have been entitled during the Notice Period, from any payment due by the Company to the Employee, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.

6.5.	The provisions of Sections 2.9(c), last sentence of Section 2.12, 3, 4, 5, 6.5 and 8.4 shall survive the termination or expiration of this Agreement for any reason whatsoever.

7.	Notices.

7.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Company:	Protalix Ltd. 2 Snunit Street, POB 455, Carmiel, 20100, Israel
It to the Employee:	Moshe Manor 2 Beer Gan St., Ein Vered, Israel

7.2.	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 8 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, (ii) if sent by registered mail, upon 3 (three) days of mailing, (iii) if sent be messenger, upon delivery; and (iv) the actual receipt thereof.

8.	Miscellaneous.

8.1.	Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.

8.3.	Amendment; Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Employee and the Company. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4.	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement shall be resolved by a single arbitrator to be appointed by the Parties, or in the event the Parties fail to agree on the identity of the arbitrator within ten (10) days of a Party's request to appoint same, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association.

Arbitration proceedings shall be conducted for no longer than forty-five (45) days. The proceedings shall be conducted in Hebrew and according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give a reasoned decision, in writing. The arbitrator's decision shall be final and binding in any court. Unless otherwise determined by the arbitrator, each party to the proceedings shall bear its own expenses and the arbitrator's fees and expenses shall be borne in equal parts by the parties to the proceedings.

This Section shall constitute an arbitration agreement between the Parties.

8.5.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.6.	Assignment. Neither this Agreement or any of the Employee’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary or affiliate thereof (as such terms are defined in the Israeli Securities Law-1968).

[Signature Page to Protalix Ltd. Employment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first above-mentioned.

/s/ Shlomo Yanai	/s/ Moshe Manor
PROTALIX LTD.	Mr. Moshe Manor

By: